Exhibit 10.6

Jarden Corporation

Equity Vesting, Lock-Up and Amendment Agreement

for Key Employees

This Equity Vesting, Lock-Up and Amendment Agreement, dated as of November 7, 2007 (the “Agreement”), is entered into by and between Jarden Corporation, a Delaware corporation (the “Company”), and the undersigned employee (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated as of May 24, 2007 (the “Employment Agreement”); and

WHEREAS, the Company has granted or agreed to grant to the Employee certain performance based equity awards, including options to purchase shares of Common Stock, $0.01 par value (the “Common Stock”), of the Company and/or restricted shares of Common Stock of the Company (the “Restricted Stock”) under the Company’s Amended and Restated 2003 Stock Incentive Plan, as amended (the “Plan”) or such similar plan(s) that the Company may have in place, based on the long-term framework for the Company adopted by the Compensation Committee; and

WHEREAS, the Company is willing to accelerate the vesting of certain stock options and the granting and/or vesting of certain Restricted Stock that the Company has granted or agreed to grant to the Employee in exchange for the covenants and agreements of the Employee hereunder; and

WHEREAS, the Employee is willing to enter into this Agreement in order to receive the benefits of such accelerated vesting.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Employee hereby agree as follows:

1. Accelerated Vesting. Notwithstanding anything to the contrary in the Employment Agreement or the applicable option agreement or restricted stock agreement with respect to any such grant, the Company hereby agrees immediately to vest the options set forth on Schedule I hereto (the “Options”), which were previously granted to the Employee, and cause the restrictions immediately to lapse on the shares of Restricted Stock set forth on Schedule I hereto (the “Employee Stock”), which were previously granted to the Employee, in each case as of the date hereof. Employee hereby consents to such acceleration and vesting.

2. Restrictions on Transfer of Common Stock.

(a) In order to induce the Company to accelerate the vesting of the Options and Restricted Stock hereunder, the Employee agrees that, notwithstanding anything to the contrary in the applicable option agreement or restricted stock agreement or in the Employment Agreement, during the term of the Employee’s employment with the Company the Employee will not, without the prior written consent of the Company, offer, sell, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Employee or any person in privity with the Employee), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to (i) any shares of Common Stock issuable upon exercise of the Options (the “Option Shares”) or (ii) any shares of Employee Stock (together with the Option Shares, the “Vested Shares”), or publicly announce an intention to effect any such transaction, for a period of five (5) years after the date of this Agreement, except as permitted by paragraphs (b) and/or (c) below.

(b) Notwithstanding the foregoing, the Employee shall be entitled to sell up to 20% (but not more than 20%) of such Vested Shares (after deducting any shares to satisfy tax withholding pursuant to Section 4 below) in any calendar year during the period from January 1, 2008 through December 31, 2012, provided that (i) to the extent the Employee sells less than 20% of the Vested Shares (after deducting any shares to satisfy tax withholding pursuant to Section 4 below) in any such calendar year, the Employee shall be entitled in subsequent years to sell an amount equal to the difference between 20% and the percentage actually sold in such calendar year (in addition to the amount the Employee would otherwise be entitled to sell in such subsequent year); and (ii) the Employee shall be entitled to sell all such Vested Shares at any time on or after January 1, 2013, subject to applicable law, regulation or stock exchange rule. By way of example, if the Employee does not sell any Vested Shares in calendar year 2008, the Employee shall be entitled to sell up to 40% of the Vested Shares (after deducting any shares to satisfy tax withholding pursuant to Section 4 below) in Calendar year 2009. If the Employee then does not sell any Vested Shares in calendar year 2009, the Employee shall be entitled to sell up to 60% of the Vested Shares (after deducting any shares to satisfy tax withholding pursuant to Section 4 below) in calendar year 2010.

(c) The restrictions on transfer of Vested Shares in paragraphs (a) and (b) above shall not apply to the transfer of any Vested Shares either during the Employee’s lifetime or on death, by gift, will or intestate succession, to an immediate family of the Employee or to transfers to a trust the beneficiaries of which are exclusively the Employee and/or a member or members of the Employee’s immediate family; provided, however, that in any transfer pursuant to this clause it shall be a condition to such transfer that (i) the transferee executes and delivers to the Company an agreement in form satisfactory to the Company in its sole discretion stating that the transferee is receiving and holding the Vested Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Vested Shares except in accordance with this Agreement, (ii) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the five-year period referred to in paragraph (a) above) and (iii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act) to make, and shall agree not to make voluntarily, any public announcement of the transfer or disposition.

(d) Employee further agrees that any subsequent resale or distribution of the Vested Shares by the Employee shall be made only in accordance with the Securities Act, the Exchange Act, and any other applicable law.

(e) The restrictions on transfer of Vested Shares in paragraphs (a) and (b) of this Section 2 shall lapse upon the first to occur of (i) a termination of the Employee’s employment with the Company, (ii) a Change of Control Event (as defined in the Plan) and/or (iii) a tender for all of the Company’s issued and outstanding shares of Common Stock.

3. Effect of Termination of Employment. As further inducement for the Company to accelerate the vesting of the Options and Restricted Stock set forth on Schedule I hereto, the Employee agrees that, notwithstanding anything to the contrary in the Employment Agreement or any policy of the Company or any subsidiary or affiliate thereof that would otherwise be applicable to the Employee, in the event that the Employee’s employment with the Company is terminated prior to the second anniversary of this Agreement other than (i) by reason of Employee’s death or Disability (as defined in the Plan) or (ii) after a Change of Control Event, the Employee will not receive or be eligible to receive, and will not seek, any payment of severance pay (including any post-termination payment(s) based on salary or bonus), or any other payment in lieu of the foregoing, from the Company or any subsidiary or affiliate to which Employee would otherwise be entitled pursuant to the Employment Agreement or otherwise, except for vested pension benefits or 401(k) balances, if any, to which the Employee would be entitled pursuant to the applicable pension or 401(k) plan. In the event of (i) a termination by reason of Employee’s death or Disability or (ii) a Change of Control Event, the applicable provisions of the Employment Agreement shall apply.

Except as set forth above, all other terms of the Employment Agreement shall continue in full force and effect, and nothing in this Section 3 shall be deemed to affect the Employee’s right (if any) to receive any other non-cash severance benefit to which Employee would be entitled pursuant to the Employment Agreement, including without limitation, the rights (if any) to receive medical and dental insurance benefits and to receive additional issuances or vesting of equity awards.

4. Withholding Taxes. The Employee Stock will be subject to any federal, state, or local taxes of any kind required by law at the time such vesting occurs. By accepting this Agreement and the Employee Stock, the Employee agrees to promptly satisfy federal, state and local withholding requirements, when and if applicable, for such Employee Stock by making a payment to the Company (unless the Employee elects to have the Company retain shares to satisfy such tax obligation, as set forth below) equal to the required withholding amount in cash or in any other manner acceptable to the Company and as permitted pursuant to the Plan. The Company may refuse to issue any shares to the Employee in respect of such awards until the Employee satisfies the tax withholding obligation. The Employee may, by so indicating and initialing in the space provided below this paragraph, elect to cause the Company to retain from any shares issuable to the Employee in respect of the Employee Stock, shares of Common Stock having a Fair Market Value (as defined in the Plan), determined on the date that the amount of tax to be withheld is to be determined, sufficient to satisfy the tax withholding obligation as set forth below.

(Check one option and initial where indicated)

X	YES,

Employee elects to have the Company retain shares sufficient to satisfy the tax withholding obligation in respect of any Employee Stock at a marginal federal income tax rate of 35%, plus federal Medicare tax at a rate of 1.45% and any applicable state and local taxes at the maximum marginal rate.

Employee’s initials:     RS

	NO,	Employee elects NOT to have the Company retain shares sufficient to satisfy the tax withholding obligation in respect of any Employee Stock. Employee’s initials:

If Employee elects “NO”, Employee agrees to make a payment to the Company in immediately available funds on the date hereof equal to the required withholding amount in cash.

IF EMPLOYEE DOES NOT MAKE AN ELECTION ABOVE, THE COMPANY WILL RETAIN SHARES SUFFICIENT TO SATISFY THE TAX WITHHOLDING OBLIGATION IN RESPECT OF ANY EMPLOYEE STOCK AT A MARGINAL FEDERAL INCOME TAX RATE OF 35%, PLUS FEDERAL MEDICARE TAX AT A RATE OF 1.45% AND ANY APPLICABLE STATE AND LOCAL TAXES AT THE MAXIMUM MARGINAL RATE.

5. Interpretation. In the event of any conflict between the provisions of this Agreement and the provisions of the Employment Agreement or any applicable option agreement or restricted stock agreement, the provisions of this Agreement shall control. All Options and Restricted Stock shall continue to be subject to the terms of the Plan and, except as explicitly set forth in this Agreement, the applicable option agreement or restricted stock agreement.

6. Equitable Remedies. Employee acknowledges that any breach by the Employee of the obligations under this Agreement would inevitably cause substantial and irreparable damage to the Company and that money damages would be an inadequate remedy therefor. Accordingly, the Employee acknowledges and agrees that the Company will be entitled, in addition to any other available remedies, to an injunction, specific performance, and/or other equitable relief to prevent a breach or threatened breach by the Employee of this Agreement. The Employee further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

8. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10. Arbitration. Except in the event of the need for immediate equitable relief from a court of competent jurisdiction to prevent irreparable harm pending arbitration relief, and except for enforcement of a party’s remedies to the extent such enforcement must be pursuant to court authorization or order under applicable law, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be selected by the Company and the Employee; provided, that if within fifteen (15) business days of the date of request for arbitration, the parties have not been able to make such selection the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

11. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

To the Company:	Jarden Corporation Suite B-302 555 Theodore Fremd Avenue Rye, New York 10580 Attention: Chief Financial Officer

With a Copy to:	Jarden Corporation 2381 Executive Center Drive Boca Raton, FL 33431 Attention: General Counsel

To the Executive:	Richard T. Sansone c/o Jarden Corporation Suite B-302 555 Theodore Fremd Avenue Rye, New York 10580

12. Tax Consequences. The Employee understands that the Employee may suffer adverse tax consequences as a result of the grant, vesting or disposition of the Restricted Stock. The Employee represents that the Employee has consulted with his or her own independent tax consultant(s) as the Employee deems advisable in connection with the grant, vesting or disposition of the Restricted Stock and that the Employee is not relying on the Company for any tax advice.

13. Representation. The parties have been represented in negotiations for, and in the preparation of, this Agreement, by counsel of their own choosing, have read and understand this Agreement and its legal effect, and are entering into it voluntarily after having consulted with their respective counsel. This Agreement has been drafted by mutual agreement, and there shall be no presumptions against either party as to any allegedly ambiguous provision hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Employee has executed this Agreement as of the date first written above.

JARDEN CORPORATION

By:	/s/ J. David Tolbert
Name: J. David Tolbert Title: Senior Vice President, Human Resources and Corporate Risk

EMPLOYEE

/s/ Richard T. Sansone
Name: Richard T. Sansone Address:

Schedule I

Richard T. Sansone

Stock Options

None

Restricted

Awards

Grant ID	Grant Date	Type	Shares Being Vested

001541	12/1/2005	RES	5,000
001746	7/24/2006	RES	12,500
RSA0000000048	7/26/2007	RSA	11,500

		Total	29,000